                                                                   Exhibit 10(w)

                                   ADVO, INC.

                                  $125,000,000

      5.71% Series A Senior Guaranteed Secured Notes due December 4, 2013 Floating Rate Series B Senior Guaranteed Secured Notes due December 4, 2013

                             -----------------------
                             NOTE PURCHASE AGREEMENT
                             -----------------------

                          Dated as of December 4, 2003

                                TABLE OF CONTENTS

SECTION                                                                                                PAGE
-------                                                                                                ----
1.       AUTHORIZATION OF NOTES......................................................................   1

2.       SALE AND PURCHASE OF NOTES..................................................................   1

3.       CLOSING.....................................................................................   2

4.       CONDITIONS TO CLOSING.......................................................................   2

         4.1.     Representations and Warranties.....................................................   2
         4.2.     Performance; No Default............................................................   2
         4.3.     Compliance Certificates............................................................   2
         4.4.     Opinions of Counsel................................................................   3
         4.5.     Purchase Permitted By Applicable Law, etc..........................................   3
         4.6.     Sale of Other Notes................................................................   4
         4.7.     Payment of Special Counsel Fees....................................................   4
         4.8.     Private Placement Number...........................................................   4
         4.9.     Changes in Corporate Structure.....................................................   4
         4.10.    Guaranty Agreement.................................................................   4
         4.11.    Offeree Letters....................................................................   4
         4.12.    Security Documents.................................................................   5
         4.13.    Bank Credit Agreement..............................................................   5
         4.14.    Proceedings and Documents..........................................................   5

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................   6

         5.1.     Organization; Power and Authority..................................................   6
         5.2.     Authorization, etc.................................................................   6
         5.3.     Disclosure.........................................................................   6
         5.4.     Organization and Ownership of Shares of Subsidiaries; Affiliates...................   7
         5.5.     Financial Statements...............................................................   8
         5.6.     Compliance with Laws, Other Instruments, etc.......................................   8
         5.7.     Governmental Authorizations, etc...................................................   8
         5.8.     Litigation; Observance of Agreements, Statutes and Orders..........................   8
         5.9.     Taxes..............................................................................   9
         5.10.    Title to Property; Leases..........................................................   9
         5.11.    Licenses, Permits, etc.............................................................   9
         5.12.    Compliance with ERISA..............................................................  10
         5.13.    Private Offering by the Company....................................................  11
         5.14.    Use of Proceeds; Margin Regulations................................................  11
         5.15.    Existing Debt; Future Liens........................................................  12

                           TABLE OF CONTENTS(CONT'D.)

         5.16.    Foreign Assets Control Regulations, etc............................................  12
         5.17.    Status under Certain Statutes......................................................  12
         5.18.    Environmental Matters..............................................................  12
         5.19.    Bank Credit Agreement Representations..............................................  13

6.       REPRESENTATIONS OF THE PURCHASERS...........................................................  13

         6.1.     Purchase for Investment............................................................  13
         6.2.     Source of Funds....................................................................  14

7.       INFORMATION AS TO COMPANY...................................................................  16

         7.1.     Financial and Business Information.................................................  16
         7.2.     Officer's Certificate..............................................................  19
         7.3.     Inspection.........................................................................  19

8.       PAYMENT OF THE NOTES; INTEREST RATES........................................................  20

         8.1.     Payment at Maturity................................................................  20
         8.2.     Optional Prepayments...............................................................  20
         8.3.     Prepayment of Notes Upon Change in Control.........................................  21
         8.4.     Offer to Prepay upon the Sale of Certain Assets....................................  23
         8.5.     Offer to Prepay upon Material Paydown under Bank Credit Agreement..................  24
         8.6.     Allocation of Partial Prepayments..................................................  25
         8.7.     Maturity; Surrender, etc...........................................................  26
         8.8.     Purchase of Notes..................................................................  26
         8.9.     Make-Whole Amount; Modified Make-Whole Amount......................................  26
         8.10.    Interest Rate and Interest Payment Dates...........................................  28
         8.11.    Yield Protection and Illegality....................................................  30

9.       AFFIRMATIVE COVENANTS.......................................................................  34

         9.1.     Compliance with Law................................................................  34
         9.2.     Insurance..........................................................................  34
         9.3.     Maintenance of Properties..........................................................  34
         9.4.     Payment of Taxes and Claims........................................................  34
         9.5.     Corporate Existence, etc...........................................................  35
         9.6.     Additional Subsidiary Guarantors; Additional Collateral; Additional Subordinated
                    Debt.............................................................................  35

10.      NEGATIVE COVENANTS..........................................................................  37

         10.1.    Transactions with Affiliates.......................................................  38
         10.2.    Merger, Consolidation, etc.........................................................  38
         10.3.    Sale of Assets.....................................................................  39
         10.4.    Leverage Ratio.....................................................................  39
         10.5.    Minimum Interest Coverage..........................................................  39

                           TABLE OF CONTENTS(CONT'D.)

         10.6.    Restricted Payments................................................................  40
         10.7.    Limitation on Liens................................................................  40
         10.8.    Foreign Subsidiary Debt............................................................  42
         10.9.    Subordinated Debt..................................................................  42
         10.10.   No Limitation on Prepayments or Amendments to Certain Financing Documents..........  42
         10.11.   Covenant to Guaranty and to Secure Notes Equally...................................  42

11.      EVENTS OF DEFAULT...........................................................................  43

12.      REMEDIES ON DEFAULT, ETC....................................................................  45

         12.1.    Acceleration.......................................................................  45
         12.2.    Other Remedies.....................................................................  46
         12.3.    Rescission.........................................................................  46
         12.4.    No Waivers or Election of Remedies, Expenses, etc..................................  47

13.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES...............................................  47

         13.1.    Registration of Notes..............................................................  47
         13.2.    Transfer and Exchange of Notes.....................................................  47
         13.3.    Replacement of Notes...............................................................  48
         13.4.    Legends............................................................................  48

14.      PAYMENTS ON NOTES...........................................................................  49

         14.1.    Place of Payment...................................................................  49
         14.2.    Home Office Payment................................................................  49

15.      EXPENSES, ETC...............................................................................  50

         15.1.    Transaction Expenses...............................................................  50
         15.2.    Survival...........................................................................  50

16.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT................................  50

17.      AMENDMENT AND WAIVER........................................................................  51

         17.1.    Requirements.......................................................................  51
         17.2.    Solicitation of Holders of Notes...................................................  51
         17.3.    Binding Effect, etc................................................................  51
         17.4.    Notes held by Company, etc.........................................................  52

18.      NOTICES.....................................................................................  52

19.      REPRODUCTION OF DOCUMENTS...................................................................  53

                           TABLE OF CONTENTS(CONT'D.)

20.      CONFIDENTIAL INFORMATION....................................................................  53

21.      SUBSTITUTION OF PURCHASER...................................................................  54

22.      MISCELLANEOUS...............................................................................  55

         22.1.    Successors and Assigns.............................................................  55
         22.2.    Payments Due on Non-Business Days..................................................  55
         22.3.    Severability.......................................................................  55
         22.4.    Construction.......................................................................  55
         22.5.    Compromises and Arrangements.......................................................  55
         22.6.    Counterparts.......................................................................  56
         22.7.    Governing Law......................................................................  56

                           TABLE OF CONTENTS(CONT'D.)

SCHEDULE A          --       Information Relating to Purchasers

SCHEDULE B          --       Defined Terms

SCHEDULE 3          --       Payment Instructions at Closing

SCHEDULE 4.9        --       Changes in Corporate Structure

SCHEDULE 5.3        --       Disclosure Materials

SCHEDULE 5.4        --       Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5        --       Financial Statements

SCHEDULE 5.8        --       Certain Litigation

SCHEDULE 5.11       --       Licenses, Permits, etc.

SCHEDULE 5.12       --       ERISA Affiliates and Plans

SCHEDULE 5.15       --       Existing Debt

SCHEDULE 5.18       --       Environmental Claims

SCHEDULE 10.3       --       Permitted Asset Sales

EXHIBIT 1(a)        --       Form of 5.71% Series A Senior Guaranteed Secured Note due December 4, 2013

EXHIBIT 1(b)        --       Form of Floating Rate Series B Senior Guaranteed Secured Note due December 4, 2013

EXHIBIT 4.4(a)      --       Form of Opinion of Special Counsel for the Company and Subsidiary Guarantors

EXHIBIT 4.4(b)      --       Form of Opinion of Special Counsel for the Purchasers

EXHIBIT 4.10        --       Form of Guaranty Agreement

EXHIBIT 4.12(a)     --       Form of Collateral Agency and Intercreditor Agreement

EXHIBIT 4.12(b)     --       Form of Security Agreement

EXHIBIT 4.12(c)     --       Form of Mortgage

EXHIBIT 4.12(d)     --       Form of Subordination Agreement

                                   ADVO, INC.
                              One Targeting Centre
                                Windsor, CT 06095

      5.71% Series A Senior Guaranteed Secured Notes due December 4, 2013 Floating Rate Series B Senior Guaranteed Secured Notes due December 4, 2013

                                                                December 4, 2003

TO EACH OF THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A (the "Purchasers"):
Ladies and Gentlemen:

         ADVO, INC., a Delaware corporation (together with its successors and assigns, the "Company"), agrees with the Purchasers as follows:

1.       AUTHORIZATION OF NOTES.

         The Company will authorize the issue and sale of:

         (a) $65,000,000 aggregate principal amount of the Company's 5.71% Series A Senior Guaranteed Secured Notes due December 4, 2013 (including any amendments, restatements or modifications from time to time, the "SERIES A NOTES", such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement), and

         (b) $60,000,000 aggregate principal amount of the Company's Floating Rate Series B Senior Guaranteed Secured Notes due December 4, 2013 (including any amendments, restatements or modifications from time to time, the "SERIES B NOTES", such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement).

         The Series A Notes and the Series B Notes are sometimes referred to herein as the "Notes." The Series A Notes and the Series B Notes shall be substantially in the respective forms set out in Exhibit 1(a) and Exhibit 1(b), in each case with such changes thereto, if any, as may be approved in writing by the Purchasers and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.       SALE AND PURCHASE OF NOTES.

         Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes of the Series in the principal amount specified opposite such Purchaser's name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers' obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

3.       CLOSING.

         The sale and purchase of the Notes to be purchased by each of the Purchasers shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY 10022, at 10:00 a.m., local time, at a closing (the "CLOSING") on December 4, 2003, or on such other Business Day thereafter on or prior to December 4, 2003 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes of the Series to be purchased by such Purchaser in the form of a single Note for such Series (or such greater number of Notes of the applicable Series in denominations of at least $250,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser's name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor as directed by the Company in
Schedule 3. If at the Closing the Company shall fail to tender such Notes to each Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to each Purchaser's satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights each such Purchaser may have by reason of such failure or such nonfulfillment.

4.       CONDITIONS TO CLOSING.

         Each Purchaser's obligation to purchase and pay for the Notes to be sold to it at the Closing is subject to the fulfillment to each such Purchaser's satisfaction, prior to or at the Closing, of the following conditions:

         4.1.     REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

         4.2.     PERFORMANCE; NO DEFAULT.

         Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1, 10.2, 10.3, 10.6, 10.7, 10.9, 10.10 or 10.11 hereof had such
Sections applied since such date.

         4.3.     COMPLIANCE CERTIFICATES.

                  (a) Company's Officer's Certificate. The Company shall have delivered to each Purchaser an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

                  (b) Subsidiary Guarantors' Officer's Certificate. Each of the Subsidiary Guarantors shall have delivered to each Purchaser an Officer's Certificate, dated the date of the Closing, certifying that
         (i) the representations and warranties contained herein and in the Guaranty Agreement are true on and as of the Closing with the same effect as if made on that date and (ii) that such Subsidiary Guarantor has performed and complied with all agreements and conditions contained in this Agreement and in other Financing Documents to which it is a party required to be performed or complied with by such Subsidiary Guarantor prior to or at the Closing.

                  (c) Company's Secretary's Certificate. The Company shall have delivered to each Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the other Financing Documents to which the Company is a party.

                  (d) Subsidiary Guarantors' Secretary's Certificate. Each of the Subsidiary Guarantors shall have delivered to each Purchaser a certificate certifying as to the resolutions attached thereto and other corporate or other proceedings relating to the authorization, execution and delivery by such Subsidiary Guarantor of the Guaranty Agreement and the other Financing Documents to which it is a party.

         4.4.     OPINIONS OF COUNSEL.

         Each Purchaser shall have received opinions in form and substance satisfactory to it, dated the date of the Closing (a) from Kirkpatrick & Lockhart LLP, counsel for the Company and the Subsidiary Guarantors, substantially in the form set forth in Exhibit 4.4(a) and covering such other matters incident to such transactions as the Purchasers or their counsel may reasonably request (and the Company hereby instructs such counsel to deliver such opinion to each Purchaser) and (b) from Bingham McCutchen LLP, the Purchasers' special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as any Purchaser may reasonably request.

         4.5.     PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

         On the date of the Closing each Purchaser's purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which it is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation

(including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If so requested, each Purchaser shall have received Officers' Certificates from the Company and each Subsidiary Guarantor certifying as to such matters of fact as it may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

         4.6.     SALE OF OTHER NOTES.

         Contemporaneously with the Closing the Company shall sell to each Purchaser and each Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

         4.7.     PAYMENT OF SPECIAL COUNSEL FEES.

         Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers' special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

         4.8.     PRIVATE PLACEMENT NUMBER.

         A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each Series of Notes.

         4.9.     CHANGES IN CORPORATE STRUCTURE.

         Except as specified in Schedule 4.9, no Obligor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

         4.10.    GUARANTY AGREEMENT.

         Each Domestic Subsidiary shall have executed and delivered to the Purchasers a guarantee agreement (as may be amended, restated or modified from time to time, the "GUARANTY AGREEMENT"), substantially in the form of Exhibit 4.10.

         4.11.    OFFEREE LETTERS.

         J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC and Fleet Securities, Inc. shall have delivered to the Company, its counsel, each of the Purchasers and the Purchasers' special counsel an offeree letter, in form and substance satisfactory to each Purchaser and the Company, confirming the manner of the offering of the Notes by J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC and Fleet Securities, Inc.

         4.12.    SECURITY DOCUMENTS.

                  (a) Collateral Agency and Intercreditor Agreement. The Purchasers, the Collateral Agent, on behalf of itself and the other lenders under the Bank Credit Agreement and as Collateral Agent for the holders of Notes, the lenders under the Bank Credit Agreement, the Administrative Agent (as defined in the Bank Credit Agreement), the Company and the Subsidiary Guarantors shall have entered into a Collateral Agency and Intercreditor Agreement, substantially in the form of Exhibit 4.12(a) (as the same may be amended, restated or otherwise modified from time to time, the "COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT").

                  (b) Security Agreement. The Company and each of the Subsidiary Guarantors shall have executed and delivered a security agreement to the Purchasers in favor of the Collateral Agent, substantially in the form of Exhibit 4.12(b) (as the same may be amended, restated or otherwise modified from time to time, the "SECURITY AGREEMENT").

                  (c) Mortgage. The Company shall have executed and delivered a mortgage in favor of the Collateral Agent substantially in the form of Exhibit 4.12(c) in respect of real property and improvements located at (i) 1 and 10 Univac Lane, Windsor, Connecticut and (ii) 235 Great Pond Road, Day Hill Road and Blue Hills Avenue, Bloomfield and Windsor, Connecticut (as the same may be amended, restated or otherwise modified from time to time, the "MORTGAGE").

                  (d) Subordination Agreement. The Company and each of the Subsidiary Guarantors shall have entered into a Subordination Agreement, substantially in the form of Exhibit 4.12(c) (as the same may be amended, restated or otherwise modified from time to time, the "SUBORDINATION AGREEMENT").

                  (e) Registration and Filings. The Obligors shall have executed and delivered to the Purchasers and caused to be filed UCC-1 financing statements in respect of the security interests created by the Security Agreement in the office of each appropriate Governmental Authority.

         4.13.    BANK CREDIT AGREEMENT.

         The Company shall, contemporaneously with the execution and delivery of this Agreement, have delivered to each Purchaser a true and correct executed copy of the Bank Credit Agreement as executed and in effect on the date of the Closing, certified as true and correct by a Senior Financial Officer.

         4.14.    PROCEEDINGS AND DOCUMENTS.

         All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to each Purchaser and its special counsel, and each

Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or its counsel may reasonably request.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to each Purchaser that:

         5.1.     ORGANIZATION; POWER AND AUTHORITY.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is a party and to perform the provisions hereof and thereof.

         5.2.     AUTHORIZATION, ETC.

                  (a) This Agreement, the Notes, and other Financing Documents to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, and the Financing Documents constitute, and upon execution and delivery thereof each Note will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (b) The Guaranty Agreement and the other Financing Documents to which the Subsidiary Guarantors are a party have been duly authorized by all necessary corporate action on the part of each Subsidiary Guarantor party thereto, and the Guaranty Agreement and the Financing Documents to which such Subsidiary Guarantor is a party constitute legal, valid and binding obligations of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3.     DISCLOSURE.

         The Company, through its agent, J.P. Morgan Securities Inc., has delivered to each Purchaser a copy of a Private Placement Memorandum, dated October 2003 (the "MEMORANDUM"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since June 28, 2003, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Company does not have knowledge of any fact which could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to each Purchaser by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

         5.4.     ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES;
                  AFFILIATES.

                  (a) Schedule 5.4 is (except as noted therein) a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock owned by the Company and each other Subsidiary.

                  (b) All of the outstanding shares of Capital Stock interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

                  (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing

         Documents to which it is a party, and to perform the provisions hereof and thereof.

                  (d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Obligor or any of its Subsidiaries that owns outstanding shares of Capital Stock of such Subsidiary.

         5.5.     FINANCIAL STATEMENTS.

         The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

         5.6.     COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

         The execution, delivery and performance by each Obligor of the Financing Documents to which such Obligor is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

         5.7.     GOVERNMENTAL AUTHORIZATIONS, ETC.

         No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by (a) the Company of the Financing Documents to which it is a party and (b) each Subsidiary Guarantor of the Financing Documents to which it is a party.

         5.8.     LITIGATION; OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS.

                  (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         5.9.     TAXES.

         The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company has no knowledge of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended September 30, 1997.

         5.10.    TITLE TO PROPERTY; LEASES.

         The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

         5.11.    LICENSES, PERMITS, ETC.

         Except as disclosed in Schedule 5.11,

                  (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

                  (b) to the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

                  (c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

         5.12.    COMPLIANCE WITH ERISA.

                  (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or section 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

                  (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "BENEFIT LIABILITIES" has the meaning specified in section 4001 of ERISA and the terms "CURRENT VALUE" and "PRESENT VALUE" have the meaning specified in section 3 of ERISA.

                  (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

                  (d) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

                  (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser's representation in Section
         6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

                  (f) Schedule 5.12 sets forth all ERISA Affiliates and all "employee benefit plans" maintained by the Company (or an "affiliate" thereof) or in respect of which the Notes could constitute an "employer security" ("employee benefit plan" has the meaning specified in section 3 of ERISA, "affiliate" has the meaning specified in section 407(d) of ERISA and section V of the Department of Labor Prohibited Transaction Exemption 95-60 (60 FR 35925, July 12, 1995) and "employer security" has the meaning specified in section 407(d) of ERISA).

         5.13.    PRIVATE OFFERING BY THE COMPANY.

         Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 60 other Institutional Investors (as defined in clause (c) of the definition of such term), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act.

         5.14.    USE OF PROCEEDS; MARGIN REGULATIONS.

         The Company will apply the proceeds of the sale of the Notes for general corporate purposes of the Company and its Subsidiaries, including the repayment of existing Debt of the Company and its Subsidiaries. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its

Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms "MARGIN STOCK" and "PURPOSE OF BUYING OR CARRYING" shall have the meanings assigned to them in said Regulation U.

         5.15.    EXISTING DEBT; FUTURE LIENS.

                  (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of June 28, 2003 or such later dates as set forth therein, since which dates there has been no Material increase in the amounts or interest rates, no Material increase in the amount or frequency of payment of any sinking fund or installment payment or any Material shortening of the maturities of the Debt of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

                  (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.7.

         5.16.    FOREIGN ASSETS CONTROL REGULATIONS, ETC.

         Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate (a) the Trading with the Enemy Act, as amended, or (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any Subsidiary (i) is or will become a blocked Person described by Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (31 CFR Part 595 et seq.) or (ii) to the knowledge of the Company, engages or will engage in any dealings or transactions, or is otherwise associated, with any such Person.

         5.17.    STATUS UNDER CERTAIN STATUTES.

         Neither the Company nor any Subsidiary is (a) subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, as amended or (b) in violation of the USA Patriot Act.

         5.18.    ENVIRONMENTAL MATTERS.

         Except as disclosed in Schedule 5.18, neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to each Purchaser in writing,

                  (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

                  (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

                  (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

         5.19.    BANK CREDIT AGREEMENT REPRESENTATIONS.

         Each of the representations and warranties set forth in Article IV of the Bank Credit Agreement is true and correct in all Material respects on and as of the date of the Closing.

6.       REPRESENTATIONS OF THE PURCHASERS.

         6.1.     PURCHASE FOR INVESTMENT.

         Each Purchaser represents that (a) it is an institutional accredited investor (as the term "accredited investor" is defined in Rule 501 of Regulation D under the Securities Act); (b) it is purchasing the Notes for its own account or for one or more separate accounts or investment funds maintained or managed by such Purchaser or for the account of one or more pension or trust funds over which such Purchaser has investment discretion; (c) it is not purchasing the Notes with a view to the distribution thereof, provided that the disposition of such Purchaser's property shall at all times be within such Purchaser's control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes under the Securities Act; and (d) it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Notes.

         6.2.     SOURCE OF FUNDS.

         Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

                  (a) the Source is an "insurance company general account," as such term is defined in the Department of Labor Prohibited Transaction Class Exemption ("PTE") 95-60 (issued July 12, 1995), and there is no plan with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such plan and all other plans maintained by the same employer (and affiliates thereof as defined in section V(a)(1) of PTE 95-60) or by the same employee organization (in each case determined in accordance with PTE 95-60) exceeds 10% of the total of all reserves and liabilities of such general account (determined in accordance with PTE 95-60, exclusive of separate account liabilities), plus any applicable surplus as of the date of the Closing; or

                  (b) the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such employee benefit plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

                  (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as disclosed by such Purchaser to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

                  (d) the Source constitutes assets of an "investment fund" (within the meaning of part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in section V(e) of the QPAM Exemption) owns a 5% or greater interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

                  (e) the Source constitutes assets of a "plan(s)" (within the meaning of section IV of PTE 96-23 (the "INHAM EXEMPTION")) managed by an "in-house asset manager" or "INHAM" (within the meaning of part IV of the INHAM exemption), the conditions of part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in section IV(d) of the INHAM Exemption) owns a 5% or greater interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (e); or

                  (f)      the Source is a governmental plan; or

                  (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

                  (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

         If any Purchaser or any subsequent transferee of the Notes notifies the Company in writing that such Purchaser or such transferee is relying on any representation contained in paragraphs (c), (d), (e), or (g) above, the Company shall deliver on the date of Closing and on the date of any applicable transfer, a certificate, which shall either state that (i) it is neither a "party in interest" (as defined in Title I, section 3(14) of ERISA) nor a "disqualified person" (as defined in section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (c), (e) or (g) above, or (ii) with respect to any plan identified pursuant to paragraph (d) above, neither it nor any "affiliate" (as defined in section V(c) of the QPAM Exemption) has at such time, and during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of any plan identified in writing pursuant to paragraph (d) above or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plan. As used in this
Section 6.2, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.       INFORMATION AS TO COMPANY.

         7.1.     FINANCIAL AND BUSINESS INFORMATION.

         The Company shall deliver to each holder of Notes that is an Institutional Investor:

                  (a) Quarterly Statements -- within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                           (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

                           (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

                  (b) Annual Statements -- within 90 days after the end of each fiscal year of the Company, duplicate copies of,

                           (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

                           (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:

                                    (A)      an opinion thereon of independent
                           certified public accountants of recognized national standing, which opinion shall state that such financial statements (together with the footnotes thereto) present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; and

                                    (B)      a certificate of such accountants
                           stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

                  (c) SEC and Other Reports -- promptly upon their becoming available, one copy of each Form 8-K, each periodic report, and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission;

                  (d) Notice of Default or Event of Default -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company or Subsidiary Guarantor is taking or proposes to take with respect thereto;

                  (e) ERISA Matters -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company, a Subsidiary Guarantor or an ERISA Affiliate proposes to take with respect thereto:

                           (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                           (ii)     the taking by the PBGC of steps to
                  institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company, a Subsidiary Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                           (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company, a Subsidiary Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company, any Subsidiary Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

                  (f) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

                  (g) Bank Credit Agreement -- to the extent not provided above in this Section 7.1, all reports, statements, certificates, notices or other writings required to be delivered pursuant to Section
         6.02 of the Bank Credit Agreement only so long as the Bank Credit Agreement (or any equivalent provision following any amendment or refinancing of the original Bank Credit Agreement) remains operative within the times required therein;

                  (h) Interest Rate Notice -- promptly, and in any event within 5 days of any change in the Prime Rate (to the extent there are any Prime Rate Loans outstanding) and within 5 days after the commencement of any Interest Period, evidence in reasonable detail (which shall not be binding on the holders of the Notes) of the computation of the interest rate applicable to such Interest Period; and

                  (i) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of any Obligor to perform its obligations under the Financing Documents to which it is a party as from time to time may be reasonably requested by any such holder of Notes.

         7.2.     OFFICER'S CERTIFICATE.

         Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

                  (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.3 through
         10.5 and Section 10.8 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage at the end of such period); and

                  (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

         7.3.     INSPECTION.

         The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

                  (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and with the consent of the Company (which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

                  (b) Default -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.       PAYMENT OF THE NOTES; INTEREST RATES.

         8.1.     PAYMENT AT MATURITY.

         The outstanding principal amount, if any, of (i) the Series A Notes shall be repaid by the Company, at par and without payment of the Make-Whole Amount or any premium, on December 4, 2013, and (ii) the Series B Notes shall be repaid by the Company, at par and without payment of the Breakage Cost Indemnity or any premium, on December 4, 2013.

         8.2.     OPTIONAL PREPAYMENTS.

                  (a) Series A Notes. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Series A Notes (but if in part, in an amount not less than $5,000,000 or such lesser amount of the Series A Notes as shall then be outstanding), at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Series A Notes written notice of each optional prepayment under this Section 8.2(a) not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Series A Notes to be prepaid on such date, the principal amount of each Series A Note held by such holder to be prepaid (determined in accordance with Section 8.6), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Series A Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

                  (b) Series B Notes. On or before the second anniversary of the date of the Closing and so long as no Default or Event of Default is continuing, the Company may not prepay the outstanding principal balance of the Series B Notes in whole or in part. At any time after the second anniversary of the date of

         Closing or while a Default or an Event of Default is continuing, the Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Series B Notes (but if in part, in an amount not less than $5,000,000 or such lesser amount of the Series B Notes as shall then be outstanding), at 100% of the principal amount so prepaid, and if such prepayment is made on any date other than the last day of the applicable Interest Period for any Series B Note, any Breakage Cost Indemnity in respect thereof.

                  (c) Notice of Prepayment. The Company will give each holder of the Series B Notes written notice of each optional prepayment under Section 8.2(b), not less than (i) three (3) Business Days in the case of any LIBOR-Based Loan, and (ii) one (1) Business Day in the case of any Prime Rate Loan, and not more than 30 days prior to the date fixed for such prepayment. Each such notice shall specify the prepayment date, the aggregate principal amount of the Series B Notes to be prepaid on such date, the principal amount of each Series B Rate Note held by such holder to be prepaid (determined in accordance with Section 8.6), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall affirm the Company's obligation to pay Breakage Cost Indemnity to each holder of the Series B Notes upon receipt from each holder of the certificates contemplated by Section 8. 11(b).

         8.3.     PREPAYMENT OF NOTES UPON CHANGE IN CONTROL.

                  (a) Notice of Change in Control or Control Event. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes. In the case that a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (e) of this
         Section 8.3.

                  (b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, "holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the "CHANGE IN CONTROL PREPAYMENT DATE") that is not less than 60 days and not more than 90 days after the date of such offer (if the Change in Control Prepayment Date shall not be specified in such offer, the Change in Control Prepayment Date shall be the 75th day after the date of such offer).

                  (c) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not more than 30 days after the date the written offer notice referred to in subsection (a) of this Section 8.3 is given to the holders of the Notes. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute acceptance of such offer by such holder.

                  (d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be (i) with respect to the Series A Notes, at 100% of the principal amount of such Series A Notes so prepaid, plus the Modified Make-Whole Amount, if any, with respect thereto, together with interest on such Series A Notes accrued to the applicable Change in Control Prepayment Date; and (ii) with respect to the Series B Notes, at 100% of the principal amount of such Series B Notes so prepaid, plus (subject to Section 8.7) the Breakage Cost Indemnity, if any, with respect thereto, together with interest on such Series B Notes accrued to the applicable Change in Control Prepayment Date. Two Business Days preceding each applicable Change in Control Prepayment Date, the Company shall deliver to each holder of Series A Notes being prepaid a certificate of a Senior Financial Officer showing the Modified Make-Whole Amount due in connection with such prepayment and setting forth, in reasonable detail, the details of the computation of such amount. Each prepayment of Notes pursuant to this Section 8.3 shall be made on the applicable Change in Control Prepayment Date.

                  (e) Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the proposed Change in Control Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid;
         (iv) the estimated Modified Make-Whole Amount, in the case of the Series A Notes, if any, due in connection with such prepayment (calculated as if the Change in Control Prepayment Date were the date of such offer), setting forth, in reasonable detail, the details of such computation; (v) the interest that would be due on each Note offered to be prepaid as of the Change in Control Prepayment Date; (vi) that the conditions of this Section 8.3 have been fulfilled; and (vii) in reasonable detail, the nature and date of the Change in Control (including, if known, the name or names of the Person or Persons acquiring control).

                  (f) "Change in Control" Defined." A "CHANGE IN CONTROL" shall occur if any Person or group of Persons acting in concert, together with Affiliates thereof, shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than 50% of the issued and outstanding Voting Stock of the Company at any time after the date of Closing or shall otherwise have the ability to elect a majority of the members of the board of directors of the Company.

                  (g) "Control Event" Defined. "CONTROL EVENT" means: (i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, or (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control.

         8.4.     OFFER TO PREPAY UPON THE SALE OF CERTAIN ASSETS.

                  (a) Notice and Offer. In the event of any Debt Prepayment Application under Section 10.3, the Obligors will, within ten (10) days of the occurrence of the Asset Disposition (a "DEBT PREPAYMENT TRANSFER") in respect of which an offer to prepay the Notes is being made to comply with the provisions for a Debt Prepayment Application (as set forth in the definition thereof), give written notice of such Debt Prepayment Transfer to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer (the "TRANSFER PREPAYMENT OFFER") to prepay, at the election of each holder, a portion of the Notes held by such holder equal to such holder's Ratable Portion of the Net Proceeds in respect of such Debt Prepayment Transfer on a date specified in such notice (the "TRANSFER PREPAYMENT DATE") that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Transfer Prepayment Date and (x) with respect to the Series A Notes, the Make-Whole Amount, if any, with respect thereto and (y) with respect to the Series B Notes, the Breakage Cost Indemnity, if any, with respect thereto. If the Transfer Prepayment Date shall not be specified in such notice, the Transfer Prepayment Date shall be the fortieth (40th) day after the date of such notice.

                  (b) Acceptance and Payment. To accept such Transfer Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than twenty (20) days after the date of such written notice from the Obligors, provided, that failure to accept such offer in writing within twenty (20) days after the date of such written notice shall be deemed to constitute an acceptance of the Transfer Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment (equal to or not less than such holder's Ratable Portion of the Net Proceeds in respect of such Debt Prepayment Transfer) shall be due and payable on the Transfer Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Transfer Prepayment Date and the Make-Whole Amount and/or Breakage Cost Indemnity, as the case may be.

                  (c) Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (i) the Transfer Prepayment Date, (ii) the Net Proceeds in respect of the applicable Debt Prepayment Transfer,
         (iii) that such offer is being made pursuant to Section 8.4 and Section 10.3, (iv) the principal amount of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the

         Transfer Prepayment Date, (vi) the estimated Make-Whole Amount due in respect of each Series A Note (calculated as if the date of the notice containing the Transfer Prepayment Offer were the date of prepayment), and (vi) in reasonable detail, the nature of the Transfer giving rise to such Debt Prepayment Transfer and certifying that no Default or Event of Default exists or would exist after giving effect to the prepayment contemplated by such offer.

                  (d) Notice Concerning Status of Holders of Notes. Promptly after each Transfer Prepayment Date and the making of all prepayments contemplated on such Transfer Prepayment Date under this
         Section 8.4 (and, in any event, within thirty (30) days thereafter), the Company shall deliver to each holder of Notes a certificate signed by a Senior Financial Officer of the Company containing a list of the then current holders of Notes (together with their addresses) and setting forth as to each such holder the outstanding principal amount of Notes held by such holder at such time.

         8.5.     OFFER TO PREPAY UPON MATERIAL PAYDOWN UNDER BANK CREDIT
                  AGREEMENT.

                  (a) Notice and Offer. Simultaneously with any Material Paydown, the Company will give written notice of such Material Paydown to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer (the "MATERIAL PAYDOWN PREPAYMENT OFFER") to prepay, at the election of each holder, the portion of such Notes that bears the same relationship to the aggregate principal amount of such Notes as such Material Paydown bears to the aggregate amount of Debt outstanding under the Bank Credit Agreement immediately prior to such Material Paydown on a date specified in such notice (the "MATERIAL PAYDOWN PREPAYMENT DATE") that is not less than six (6) Business Days and not more than ten (10) Business Days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Material Paydown Prepayment Date and (x) with respect to the Series A Notes, the Make-Whole Amount, if any, with respect thereto and (y) with respect to the Series B Notes, the Breakage Cost Indemnity, if any, with respect thereto. If the Material Paydown Prepayment Date shall not be specified in such notice, the Material Paydown Prepayment Date shall be the tenth (10th) day after the date of such notice.

                  (b) Acceptance and Payment. To accept or reject such Material Paydown Prepayment Offer, a holder of Notes shall cause a notice of such acceptance or rejection to be delivered to the Company not later than five (5) Business Days after the date of such written notice from the Company, provided, that failure to accept or reject such offer in writing within five (5) Business Days after the date of such written notice shall be deemed to constitute an acceptance of the Material Paydown Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment shall be due and payable on the Material Paydown Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Material Paydown Prepayment Date and the Make-Whole Amount and/or Breakage Cost Indemnity, as the case may be.

                  (c) Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 8.5 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (i) the Material Paydown Prepayment Date, (ii) the date and amount of the Material Paydown, (iii) that such offer is being made pursuant to this Section 8.5, (iv) the principal amount of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the Material Paydown Prepayment Date, and (vi) the estimated Make-Whole Amount due in respect of each Series A Note (calculated as if the date of the notice containing the Material Paydown Prepayment Offer were the date of prepayment).

                  (d) Remedies. Nothing set forth in this Section 8.5 shall constitute a waiver of, or otherwise prejudice the exercise of, any right or remedy of any holder of Notes under Section 12 and at law.

         8.6.     ALLOCATION OF PARTIAL PREPAYMENTS.

                  (a) In the case of each partial prepayment of the Notes pursuant to Section 8.2, on or before the second anniversary of the date of Closing and so long as no Default or Event of Default is continuing, such prepayment shall be applied only to the Series A Notes, and such prepayment shall be allocated among all of the Series A Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

                  (b) Except as set forth in clause (c) of this Section 8.6, in the case of each partial prepayment of the Notes pursuant to
         Section 8.2 by the Company after the second anniversary of the date of Closing, the principal amount of the Series A Notes and Series B Notes to be prepaid shall be allocated between the two Series (but not within each such Series) as designated by the Company, and among all of the Notes of each such Series (to the extent of the amount designated by the Company to prepay such Series) at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

                  (c) In the case of each partial prepayment of the Notes pursuant to Section 8.2 by the Company while a Default or Event of Default is continuing, the principal amount of the Series A Notes and Series B Notes to be prepaid shall be allocated between the two Series, and among all of the Notes of each such Series at the time outstanding, in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

         8.7.     MATURITY; SURRENDER, ETC.

         In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and, in the case of the Series A Notes, the applicable Make-Whole Amount or Modified Make-Whole Amount, as the case may be, if any. In addition, on such date, the Company shall pay Breakage Cost Indemnity to each holder of the Series B Notes that has delivered to the Company the certificate contemplated by Section 8.11(b) on or prior to such date (and shall promptly pay Breakage Cost Indemnity to each holder of Notes that shall deliver such certificate thereafter). From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, Modified Make-Whole Amount or Breakage Cost Indemnity (to the extent of the amounts specified in such certificate delivered to the Company on or prior to such date), if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

         8.8.     PURCHASE OF NOTES.

         The Company will not and will not permit any Subsidiary or Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it, any Subsidiary or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

         8.9.     MAKE-WHOLE AMOUNT; MODIFIED MAKE-WHOLE AMOUNT.

         The term "MAKE-WHOLE AMOUNT" means, with respect to the Series A Notes, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series A Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

         "CALLED PRINCIPAL" means, with respect to any Series A Note, the principal of such Series A Note that is to be prepaid pursuant to Section 8.2,
Section 8.3, Section 8.4
or Section 8.5 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

         "DISCOUNTED VALUE" means, with respect to the Called Principal of any Series A Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series A Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

         "REINVESTMENT YIELD" means, with respect to the Called Principal of any Series A Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page PX1" on the Bloomberg Financial Market Service (or such other display as may replace Page PX1 on Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Series A Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release
H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life. The Reinvestment Yield will be rounded to two decimal places.

         "REMAINING AVERAGE LIFE" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

         "REMAINING SCHEDULED PAYMENTS" means, with respect to the Called Principal of any Series A Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series A Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to
Section 8.2, Section 8.3, Section 8.4, Section 8.5 or Section 12.1.

         "SETTLEMENT DATE" means, with respect to the Called Principal of any Series A Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, Section 8.3, Section 8.4 or Section 8.5 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

         The term "MODIFIED MAKE-WHOLE AMOUNT" means, with respect to any Series A Note, the Make-Whole Amount therefor calculated on the basis of a "Reinvestment Yield" in which "0.75%" has been substituted for "0.50%." In the event that the Company shall incorrectly compute any Make-Whole Amount or any Modified Make-Whole Amount payable in connection with any Series A Note to be prepaid, neither the Company nor any holder of any Series A Note shall be bound by such incorrect computation, but instead, shall be entitled to receive an amount equal to the correct Make-Whole Amount or Modified Make-Whole Amount (or a refund, in the case of the Company), as the case may be, computed in compliance with the terms of this Agreement.

         8.10.    INTEREST RATE AND INTEREST PAYMENT DATES.

                  (a) Series A Notes. Subject to the next succeeding sentence, each Series A Note shall bear interest on the outstanding principal amount thereof at the rate of five and seventy-one one hundredths of one percent (5.71%) per annum and such interest shall be payable to the holders of the Series A Notes, in arrears, semi-annually on the 4th day of December and June in each year, commencing on June 4, 2004, until the principal amount of the Series A Notes in respect of which such interest shall have accrued shall become due and payable, all as more particularly set forth in the Series A Notes. While an Event of Default is continuing, interest on the Series A Notes shall be payable at the rate set forth in Section 8.10(c)(i) and shall be payable quarterly on the first Business Day of each January, April, July and October of each year (or such shorter intervals as interest may be paid under the Bank Credit Agreement in such circumstances).

                  (b)      Series B Notes.

                           (i)      Interest Rate. Subject to Section
                  8.10(b)(iv), Section 8.10 (c)(i) and Section 8.11, the outstanding principal amount of each Series B Note shall bear interest, for each Interest Period, at the relevant LIBOR Rate for such Interest Period. No LIBOR-Based Loan may be requested or continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any such Default or Event of Default. While an Event of Default is continuing, interest on the Series B Notes shall be payable at the rate set forth in Section 8.10(c)(i) and shall be payable quarterly on the first Business Day of each January, April, July and October of each year (or such shorter intervals as interest may be paid under the Bank Credit Agreement in such circumstances).

                           (ii) Calculation of Interest. Interest on the Series B Notes shall be calculated on the basis of a 360 day year and the actual number of days elapsed, calculated as to each Interest Period or other period during which interest accrues from and including the first day thereof to but excluding the last day thereof.

                           (iii) Payment of Interest. Interest on each Series B Note shall be payable on the last Business Day of each applicable Interest Period.

                           (iv) Inability to Determine LIBOR Rate. If, prior to the first Business Day of any Interest Period, the Required Series B Noteholders, or their designated agent, shall have reasonably determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period or if the basis for determining such rate ceases to be reported on Bloomberg page BBAM (or such other service as has been nominated by the British Bankers' Association as an authorized information vendor for purposes of displaying the basis for determining such rate), then the Required Series B Noteholders shall forthwith give notice thereof to the Company. If such notice is given, (A) the interest rate applicable to all LIBOR-Based Loans for such Interest Period shall be the Prime Rate, determined and effective as of the first day of such Interest Period, (B) each reference herein and in the Series B Notes to the "LIBOR Rate" shall be deemed thereafter to be a reference to the Prime Rate, and (C) subject to clause (v) below, such substituted rate shall thereafter be determined by the Required Series B Noteholders in accordance with the terms hereof. Until such notice shall have been withdrawn by the Required Series B Noteholders, the LIBOR Rate (defined without giving effect to clause (B) of this clause (iv)) shall not apply to any LIBOR-Based Loan.

                           (v) Reinstatement of LIBOR Rate. If there has been at any time an interest rate substituted for the LIBOR Rate in accordance with clause (iv) above, and thereafter, in the reasonable opinion of the Required Series B Noteholders, the circumstances causing such substitution have ceased, then the Required Series B Noteholders shall promptly notify the Company in writing of such cessation, and on the first day of the next succeeding Interest Period the LIBOR Rate shall be determined as originally defined hereby. Nevertheless, the provisions of clause (iv) above shall continue to be effective.

                  (c)      Default Rate; Overdue Amounts.

                           (i) Increase in Interest Rate; Event of Default. Upon the occurrence of an Event of Default, the outstanding principal amount of each Note shall bear interest from and including the date of the occurrence of such Event of Default to, but excluding, the date when no Event of Default shall be continuing, at a rate per annum equal to the greater of (1) the interest rate otherwise in effect with respect to such Note plus two percent (2%) per annum or (2) the rate of interest publicly announced by The Bank of New York in New York, New York (or its successor) as its "base" or "prime" rate plus two percent (2%) per annum.

                           (ii) Interest and Other Amounts. Any overdue payment of interest on the outstanding principal amount of any Notes, and any other overdue amount payable in accordance with the terms of the Financing Documents (regardless of whether the failure to make such payment constitutes an Event of Default), shall bear interest, payable on demand, for each day from and including the date payment thereof was due to the date of actual payment, at a rate per annum equal to the greater of (1) the highest interest rate in effect from time to time with respect to any Note then outstanding prior to the occurrence of an Event of Default plus two percent (2%) per annum, and (2) the rate of interest publicly announced at such time by The Bank of New York (or its successor) as its "base" or "prime" rate plus two percent (2%) per annum.

         8.11.    YIELD PROTECTION AND ILLEGALITY.

                  (a)      Illegality.

                           (i) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any holder of the Series B Notes to maintain any LIBOR-Based Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR-Based Loan, then by written notice to the
                  Company:

                                    (A)      such holder shall promptly notify
                           the Company of such circumstances, including a description of and the effective date of such law, regulation or interpretation (which notice shall be withdrawn whenever such circumstances no longer exist);

                                    (B)      such holder may require that all
                           outstanding LIBOR-Based Loans held by it be converted to Prime Rate Loans that bear interest at the Prime Rate, in which event all such LIBOR-Based Loans shall automatically be converted to Prime

                           Rate Loans bearing interest at the Prime Rate as of the effective date specified in such notice; and

                                    (C)      such notice shall cease to be
                           effective at such time as it shall no longer be unlawful for such holder to maintain any LIBOR-Based Loan and the Company shall again have the right to select an interest rate option in accordance with
                           Section 8.10(b) for the next succeeding Interest Period effective as of the first day of such next succeeding Interest Period;

                           (ii) For purposes of this Section 8.11(a), a notice to the Company by a holder of any Series B Note shall be effective on the last day of the Interest Period during which such notice is given unless the effective date specified in such notice is an earlier date (which earlier date may be specified only if required by such change in law, regulation or interpretation), in which event such notice shall be effective as of such earlier date. If any such conversion to the Prime Rate occurs on a day which is not the last day of an Interest Period, the Company shall pay to such holder such amounts, if any, as may be required pursuant to Section 8.11(b).

                  (b) Breakage Cost Indemnity. The Company agrees to indemnify each holder of the Series B Notes for, and promptly to pay to each such holder upon the written request of such holder, any amounts required to compensate such holder for any losses, costs or expenses sustained or incurred by such holder arising out of:

                           (i) any event (including any acceleration of the Series B Notes in accordance with Section 12.1 and any prepayment of the Series B Notes pursuant to Section 8.2,
                  Section 8.3, Section 8.4 or Section 8.5) which results in:

                                    (A)      such holder receiving any amount on
                           account of the principal of any Series B Note prior to the end of the Interest Period in effect therefor, or

                                    (B)      the conversion of any LIBOR-Based
                           Loan to a Prime Rate Loan other than on the last day of the Interest Period in effect therefor; or

                           (ii) the failure by the Company to pay any amount in respect of a payment or prepayment required to be made hereunder on the date due in respect of any LIBOR-Based Loan,

         including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such holder to fund or maintain such LIBOR-Based Loans.

                  A certificate of any such holder setting forth, in reasonable detail, the calculations of any amount or amounts which such holder is entitled to receive pursuant to this Section 8.11(b) and the basis therefor, shall be delivered to the Company and shall be prima facie evidence of such amount absent manifest error unless the Company notifies such holder in writing to the contrary within thirty (30) days after such certificate is delivered to the Company. The provisions of this Section 8.11(b) shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Series B Notes, the invalidity or unenforceability of any term or provision of this Agreement or any other Financing Document or any investigation made by or on behalf of any such holder.

                  (c)      Reserve Requirements; Change in Circumstances.

                           (i) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any holder of the Series B Notes of the principal of or interest on any LIBOR-Based Loan made by any such holder or any fees, expenses or indemnities payable hereunder (other than changes in respect of taxes imposed on the gross revenues or overall net income of any such holder by the United States of America or the jurisdiction in which such holder is organized or has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any holder or shall impose on such holder or the London interbank market any other condition affecting this Agreement, or LIBOR-Based Loans made by any holder, and the collective result of the foregoing shall be to increase the cost to any such holder of making or maintaining any LIBOR-Based Loan on the basis of the LIBOR Rate or to reduce the amount of any sum received or receivable by any such holder hereunder or under the Series B Notes (whether of principal, interest or otherwise) by an amount deemed by such holder to be material, then such holder shall deliver a certificate setting forth such additional amount or amounts as will compensate such holder for such additional costs incurred or reduction suffered (and, in reasonable detail, the basis therefor).

                           (ii) If, after the date of Closing, any holder of the Series B Notes shall have reasonably determined that

                                    (A)      the adoption of any law, rule,
                           regulation, agreement or guideline applicable to such holder regarding capital adequacy, or any amendment or other modification to or of any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline was originally adopted before or after the date of the Closing),

                                    (B)      any change in the interpretation or
                           administration of any law, rule, regulation, agreement or guideline regarding capital adequacy applicable to such holder by any Governmental Authority charged with the interpretation or administration thereof, or

                                    (C)      compliance by any holder with any
                           request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority issued after the date of Closing,

                  has or would have the effect of reducing the rate of return on such holder's capital as a consequence of the Series B Notes to a level below that which such holder could have achieved but for such applicability, adoption, change or compliance (taking into consideration such holder's policies with respect to capital adequacy) by an amount deemed by such holder to be material, then from time to time the Company agrees to pay to such holder such additional amount or amounts as will compensate such holder for any such reduction suffered.

                           (iii) A certificate of any holder of the Series B Notes setting forth, in reasonable detail, the calculation of the amount or amounts necessary to compensate such holder as specified in clause (i) or clause (ii) above and the basis therefor (which shall include notice of the law, regulations, guidelines, request or any interpretation thereof, of any Governmental Authority (whether or not having the force of law), as applicable, giving rise to such increased costs or reductions), shall be delivered to the Company and shall be prima facie evidence of such amount absent manifest error unless the Company notifies such holder in writing to the contrary within 30 days of the delivery of such certificate. The Company agrees to pay such holder the amount shown as due on any such certificate delivered by it within 5 Business Days after the Company's receipt of the same. If the affected holder receives refund(s) or reimbursement(s) of such fees, expenses, charges or losses from any other source, such holder shall return all amounts received from the Company pursuant to this paragraph to the extent of such refunds or reimbursements.

                           (iv) Failure or delay on the part of any holder of the Series B Notes to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such holder's right to demand such compensation with respect to such period or any other period. The protection of this paragraph shall be available to such holder regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have incurred or been imposed.

9.       AFFIRMATIVE COVENANTS.

         The Company covenants that so long as any of the Notes are outstanding:

         9.1.     COMPLIANCE WITH LAW.

         The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         9.2.     INSURANCE.

         The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

         9.3.     MAINTENANCE OF PROPERTIES.

         The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         9.4.     PAYMENT OF TAXES AND CLAIMS.

         The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         9.5.     CORPORATE EXISTENCE, ETC.

         The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.3, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

         9.6. ADDITIONAL SUBSIDIARY GUARANTORS; ADDITIONAL COLLATERAL; ADDITIONAL SUBORDINATED DEBT.

                  (a) As promptly as practicable (but in any event within 30 days) after any Person becomes a Domestic Subsidiary, the Company will (i) execute and deliver (or, if applicable, cause any Subsidiary to execute and deliver) to the Collateral Agent such amendments to the Security Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the holders of all of the Notes, a perfected first priority security interest in the Capital Stock of such new Domestic Subsidiary that is owned by the Company or any Subsidiary, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or the relevant Subsidiary, (iii) cause such Domestic Subsidiary to become a Subsidiary Guarantor on a joint and several basis with all other Subsidiary Guarantors under the Guaranty Agreement, by causing such Subsidiary to execute and deliver to the holders of the Notes an accession agreement to the Guaranty Agreement in the form attached to the Guaranty Agreement, (iv) cause such Domestic Subsidiary to become a party to the Security Agreement and such other Financing Documents as reasonably requested by the Required Holders so as to grant to the Collateral

         Agent for the benefit of the holders of all of the Notes a perfected first priority security interest in all of the personal property assets of such Subsidiary Guarantor, and (v) deliver or cause to be delivered all documents, financing statements and opinions which the Required Holders may reasonably request relating to the existence of such Subsidiary, the corporate or other authority of such Subsidiary to become bound by the Guaranty Agreement, the validity of the Guaranty Agreement, the validity and perfection of the liens granted by such Subsidiary Guarantor and any other matters reasonably determined by the Required Holders to be relevant thereto, all in form and substance reasonably satisfactory to the Required Holders.

                  (b) The Company will promptly, and in any event within thirty (30) days of any Person becoming a Foreign Subsidiary after the date of the Closing, (i) pledge, or cause to be pledged, the Applicable Pledge Amount of all Capital Stock of such Foreign Subsidiary pursuant to the Security Agreement, (ii) deliver or cause to be delivered to the Collateral Agent, on behalf of the holders of Notes, the original stock, membership certificate(s) or other equity interests evidencing such equity interests and undated stock powers in respect thereof executed in blank, and (iii) deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent and the Required Holders.

                  (c) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,000,000 either (i) acquired or having improvements made thereon after the date hereof by the Company or any of its Domestic Subsidiaries or (ii) owned by a Person at the time it becomes a Domestic Subsidiary, the Company shall, or shall cause such Domestic Subsidiary to, promptly (A) execute and deliver a first priority mortgage (subject to Liens permitted by Section 10.7(i)), in favor of the Collateral Agent, for the benefit of the holders of all Notes, covering such real property, (B) provide each holder of Notes with (1) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other greater amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (2) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent and the Required Holders in connection with such mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and the Required Holders and (C) deliver to the Collateral Agent and the Required Holders legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent and the Required Holders.

                  (d) If the Company or any of its Subsidiaries incurs any Debt after the date hereof which the Company or such Subsidiary has subordinated to the Debt under the Bank Credit Agreement (or any agreement which refinances the Bank Credit Agreement), then contemporaneously with entering into any subordination under the Bank Credit Agreement (or such successor agreement) the Company or such Subsidiary will execute and deliver to the holders of the Notes a subordination agreement, in form and substance satisfactory to the Required Holders, subordinating such Debt to the Notes and all amounts owing under this Agreement and the Guaranty Agreement.

                  (e) Any Subsidiary Guarantor which has ceased to be a Subsidiary as a result of an Asset Disposition permitted by Section 10.3, shall be discharged from all of its obligations and liabilities under the Guaranty Agreement upon the delivery of a notice from the Company to the holders of the Notes that such Subsidiary Guarantor has ceased to be a Subsidiary as a result of such Asset Disposition, provided in each case that (i) after giving effect to such discharge no Default or Event of Default shall have occurred and be continuing, (ii) no amount is then due and payable under the Guaranty Agreement by such Subsidiary Guarantor, (iii) such Subsidiary Guarantor is concurrently being discharged as a guarantor under the Bank Credit Agreement and
         (iv) such notice shall be accompanied by a certificate of a Senior Financial Officer to the foregoing effect and setting forth the information (including detailed computations) required to establish compliance with the foregoing requirements.

10.      NEGATIVE COVENANTS.

         The Company covenants that so long as any of the Notes are outstanding:

         10.1.    TRANSACTIONS WITH AFFILIATES.

         The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (i) (a) in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and (b) upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate; or (ii) in connection with joint ventures or joint selling arrangements (x) consistent with past practices and arrangements with Detroit Weekend Direct, LLC and/or New England Direct, LLC and (y) which when aggregated with all such transactions with such Affiliate, are on fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

         10.2.    MERGER, CONSOLIDATION, ETC.

         The Company will not, nor will it permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

                  (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company or such Subsidiary, as the case may be (the "SUCCESSOR CORPORATION"), shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and (i) except for any such transaction involving only the Company and/or only Subsidiary Guarantors, such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of such Obligor or such Foreign Subsidiary, as the case may be, under the applicable Financing Documents in form and substance satisfactory to the Required Holders and (ii) shall have caused to be delivered to each holder of any Notes an opinion reasonably satisfactory to the Required Holders of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their respective terms and comply with the terms hereof; and

                  (b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and the Company shall have delivered to each holder of the Notes computations evidencing, on a pro forma basis, as if such transaction had occurred the day before the last day of the most recently ended fiscal quarter, compliance (on a consolidated basis) with Section 10.4 and Section 10.5.

No such conveyance, transfer or lease of all or substantially all of the assets of any Obligor shall have the effect of releasing such Obligor or any Successor Corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under the applicable Financing Documents.

         10.3.    SALE OF ASSETS.

         Except for the Permitted Asset Sales, the Company will not, and will not permit any Subsidiary to, make any Asset Disposition unless:

                  (a) in the good faith opinion of the Company, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Company or such Subsidiary;

                  (b) immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

                  (c) immediately after giving effect to the Asset Disposition, the Disposition Value of all property that was the subject of any Asset Disposition occurring during the 365 consecutive day period ending on and including the date of such Asset Disposition would not exceed 10% of Consolidated Total Assets determined as of the end of the then most recently ended fiscal quarter of the Company.

         If an amount equal to the Net Proceeds arising from any Asset Disposition is applied to a Debt Prepayment Application or a Property Reinvestment Application within 180 days either prior to or after the date of such Asset Disposition, then such Asset Disposition, only for the purpose of determining compliance with subsection (c) of this Section 10.3 as of any date, shall be deemed not to be an Asset Disposition as of the date of such application.

         10.4.    LEVERAGE RATIO.

         The Company will not permit the ratio of Consolidated Debt outstanding on the last day of any fiscal quarter to Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date, to be greater than 3.00 to 1.00.

         10.5.    MINIMUM INTEREST COVERAGE.

         The Company will not, for any period of four consecutive fiscal quarters of the Company, permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00.

         10.6.    RESTRICTED PAYMENTS.

         The Company will not, and will not permit any Subsidiary to, at any time, declare or make, or incur any liability to declare or make, any Restricted Payment if, at the time of declaring or making such Restricted Payment, a Default or Event of Default is continuing.

         10.7.    LIMITATION ON LIENS.

         The Company will not, and will not permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or assets (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any Subsidiary whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits except for the following:

                  (a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

                  (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums or claims not yet due and payable or the payment of which is not at the time required by Section 9.4;

                  (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business or the ownership of properties and assets (i) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

                  (d) Liens resulting from judgments, unless such judgments are not, within 90 days, discharged or stayed pending appeal, or shall not have been discharged within 90 days after the expiration of any such stay;

                  (e) Liens on property or assets of the Company or any Subsidiary securing Debt of a Subsidiary owed to the Company or to a Wholly-Owned Subsidiary;

                  (f) Liens in existence at Closing and securing the Debt of the Company and its Subsidiaries as set forth in Schedule 5.15;

                  (g) minor survey exceptions and the like which do not materially detract from the value of such property;

                  (h) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ownership of property or assets or the ordinary conduct of the Company's or any of its Subsidiaries' businesses, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

                  (i) Liens securing any obligations of a Person existing at the time such Person becomes a Subsidiary or is merged into or consolidated with the Company or a Subsidiary or Liens on an asset existing at the time such asset shall have first been acquired by the Company or any Subsidiary, provided that (i) such Liens shall not extend to or cover any property other than the property subject to such Liens immediately prior to such time, (ii) such Liens shall not have been created in contemplation of such merger, consolidation or acquisition or such Person becoming a Subsidiary, and (iii) the principal amount of the obligations secured by such Liens is not increased after such time;

                  (j) any Lien created on tangible real or personal property (or any improvement thereon) to secure all or any part of the purchase price or cost of construction, improvement or development of such tangible real or personal property (or any improvement thereon), or to secure Debt incurred or assumed to pay all or any part of the purchase price or the cost of construction of tangible real or personal property (or any improvement thereon) acquired or constructed by the Company or any Subsidiary after the date of the Closing, provided that

                           (i) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Company or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by a Responsible Officer of such Person) of such property and any improvements thereon at the time of such acquisition or construction;

                           (ii) each such Lien shall extend solely to the item or items of property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon); and

                           (iii)    any such Lien shall be created
                  contemporaneously with, or within 180 days after, the acquisition or construction of such property (or improvement thereon);

                  (k)      Liens created pursuant to the Security Documents;

                  (l) Liens on cash of the Company in favor of the issuing bank to secure reimbursement obligations in respect of letters of credit issued by such bank under the Bank Credit Agreement; provided that such Liens encumber cash in an aggregate amount not to exceed the aggregate amount of such reimbursement obligations; and

                  (m) any Lien renewing, extending or refunding Liens permitted by paragraphs (i) and (j) of this Section 10.7, provided that
         (i) the principal amount of the Debt secured by such Lien immediately prior to such renewal, extension or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal, or refunding, no Default or Event of Default would exist.

         10.8.    FOREIGN SUBSIDIARY DEBT.

         The Company will not at any time permit the aggregate amount of Debt of all Foreign Subsidiaries (excluding Debt owing to the Company or a Wholly-Owned Subsidiary) to exceed 5% of Consolidated Total Assets (determined as of the end of the then most recently ended fiscal quarter of the Company).

         10.9. SUBORDINATED DEBT. The Company will not, nor will it permit any Subsidiary to (a) purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Debt, except for regularly scheduled payments or prepayments of principal and interest in respect thereof required pursuant to the instruments evidencing such Subordinated Debt as permitted by the terms of the Subordination Agreement, or (b) consent to any modification, supplement or waiver of any of the provisions of any agreement, instrument or other document evidencing or relating to Subordinated Debt without the prior written consent of the Required Holders.

         10.10. NO LIMITATION ON PREPAYMENTS OR AMENDMENTS TO CERTAIN FINANCING DOCUMENTS.

         The Company will not, nor will it permit any Subsidiary to, be a party to any agreement or instrument limiting its rights (a) to make payments or prepayments on the Notes, whether optional or mandatory, under this Agreement or
(b) to amend or waive any term or provision of this Agreement, the Notes or the Guaranty Agreement.

         10.11.   COVENANT TO GUARANTY AND TO SECURE NOTES EQUALLY.

                  (a) The Company will not permit any Subsidiary to provide a Guaranty of the Debt owing under the Bank Credit Agreement unless such Subsidiary also provides a Guaranty of the Debt owing under the Notes pursuant to documentation reasonably satisfactory to the Required Holders.

                  (b) Except for bankers' liens incurred in the ordinary course of business and Liens permitted under Section 10.7(l), the Company will not, and will not permit any Subsidiary to, create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, to secure Debt owing under the Bank Credit Agreement, unless it makes or causes to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all Debt owing under the Bank Credit Agreement thereby secured.

11.      EVENTS OF DEFAULT.

         An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

                  (a) the Company defaults in the payment of any principal or Make-Whole Amount, Modified Make-Whole Amount or Breakage Cost Indemnity, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

                  (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

                  (c) the Company defaults in the performance of or compliance with any term contained in Section 10 or in Section 5.01 of the Security Agreement and such default is not remedied within five Business Days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (c) of Section 11); or

                  (d) the Company or any Subsidiary defaults in the performance of or compliance with any term contained herein or in any Financing Document (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or

                  (e) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of such Obligor in any Financing Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any Material respect on the date as of which made; or

                  (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Debt, provided that clause (iii) shall not apply to secured Debt that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Debt; or

                  (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

                  (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary, or any such petition shall be filed against the Company or any Subsidiary and such petition shall not be dismissed within 60 days; or

                  (i) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and any of its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

                  (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company, any Subsidiary or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company, any Subsidiary or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(j), the terms "EMPLOYEE BENEFIT PLAN" and "EMPLOYEE WELFARE BENEFIT PLAN" shall have the respective meanings assigned to such terms in section 3 of ERISA; or

                  (k) the Guaranty Agreement or any Security Agreement is not or ceases to be effective against the Company or any Subsidiary Guarantor or is alleged by any Obligor to be ineffective against the Company or any Subsidiary Guarantor for any reason other than with respect to any such Subsidiary Guarantor only, as a result of the sale of such Subsidiary Guarantor as permitted by Section 10.3; or

                  (l) the Liens created by any Security Document cease to be perfected Liens subject to no prior Lien other than those permitted by Section 10.7.

12.      REMEDIES ON DEFAULT, ETC.

         12.1.    ACCELERATION.

                           (a) If an Event of Default with respect to the Company described in Section 11(g) or 11(h) (other than an Event of Default described in clause (i) of paragraph (g) or described in clause
         (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

                  (b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

                  (c) If any Event of Default described in Section 11(a) or 11(b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

         Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount or Breakage Cost Indemnity, as the case may be, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice (other than the notice described in Section 8.11(b) with respect to Breakage Cost Indemnity), all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or Breakage Cost Indemnity, as the case may be, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

         12.2.    OTHER REMEDIES.

         If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

         12.3.    RESCISSION.

         At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1 the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if
(a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, Modified Make-Whole Amount or Breakage Cost Indemnity, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole

Amount or Breakage Cost Indemnity, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, Modified Make-Whole Amount or Breakage Cost Indemnity, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the default rate set forth in
Section 8.10(c), (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

         12.4.    NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

         No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

         13.1.    REGISTRATION OF NOTES.

         The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

         13.2.    TRANSFER AND EXCHANGE OF NOTES.

         Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Notes for such Series set forth in Exhibit 1(a) or Exhibit 1(b), as the case may be. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $250,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $250,000. Notes may be transferred only in compliance with state and federal securities laws. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

         13.3.    REPLACEMENT OF NOTES.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

                  (a) in the case of loss, theft or destruction, of an indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                  (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

         13.4.    LEGENDS.

                  (a) Except as provided in Section 13.4(b), each of the Notes shall contain the following legend:

                  THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR OTHER JURISDICTION IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION PROVIDED BY
         SECTION 4(2) OF AND REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER

         THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF OTHER JURISDICTIONS.

                  (b) Notes need not contain any legend (including the legend set forth in Section 13.4(a)), (i) in the hands of a purchaser pursuant to an effective registration statement covering the resale of such Notes under the Securities Act, (ii) following any resale of such Notes pursuant to Rule 144 under the Securities Act, or (iii) if such Notes are eligible for resale under Rule 144(k) under the Securities Act. At such time as the legend is no longer required under this
         Section 13.4(b), upon the request of any holder of Notes and upon the delivery of a Note issued with a restrictive legend by such holder to the Company, the Company shall deliver or cause to be delivered to such holder a Note that is free of all restrictive legends.

14.      PAYMENTS ON NOTES.

         14.1.    PLACE OF PAYMENT.

         Subject to Section 14.2, payments of principal, Make-Whole Amount, Modified Make-Whole Amount or Breakage Cost Indemnity, if any, and interest becoming due and payable on the Notes shall be made in Windsor, Connecticut at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in the United States or the principal office of a bank or trust company in the United States.

         14.2.    HOME OFFICE PAYMENT.

         So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, Modified Make-Whole Amount or Breakage Cost Indemnity, if any, and interest by the method and at the address specified for such purpose opposite such Purchaser's name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 14.2.

15.      EXPENSES, ETC.

         15.1.    TRANSACTION EXPENSES.

         Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by each Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers, consents or termination of Liens under or in respect of this Agreement, the Notes or any other Financing Document (whether or not such amendment, waiver, consent or termination becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Financing Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Financing Document, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by any Purchaser).

         15.2.    SURVIVAL.

         The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

         All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser or any holder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each

Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.      AMENDMENT AND WAIVER.

         17.1.    REQUIREMENTS.

         This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any holder unless consented to by such holder in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount, Modified Make-Whole Amount or Breakage Cost Indemnity, if any, on, any Series of the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

         17.2.    SOLICITATION OF HOLDERS OF NOTES.

                  (a) SOLICITATION. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

                  (b) PAYMENT. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, or other right or preferred treatment, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

         17.3.    BINDING EFFECT, ETC.

         Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         17.4.    NOTES HELD BY COMPANY, ETC.

         Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.      NOTICES.

         All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                           (i) if to any Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing,

                           (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

                           (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chris Hutter, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices and requests shall be deemed to have been given (x) in the case of those given by facsimile, upon receipt, (y) in the case of those by registered or certified mail, five (5) Business Days after being deposited with the United States Postal Service, and (z) in the case of those by recognized overnight delivery service, one (1) day after deposit with such courier.

19.      REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the holders of the Notes, may be reproduced by the holders of the Notes by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the holders of the Notes may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This
Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.      CONFIDENTIAL INFORMATION.

         For the purposes of this Section 20, "CONFIDENTIAL INFORMATION" means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on its behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) such Purchaser's directors, officers, employees, trustees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser's Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser's investment portfolio, (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of its rights and remedies under its Notes and this Agreement or (ix) any and all Persons, without limitation, to the extent any such Confidential Information pertains to the United States federal tax treatment and United States federal tax structure of the transaction contemplated by this Agreement or constitutes materials of any kind (including opinions or other United States federal tax analyses) that are provided to the holders of Notes relating to such United States federal tax treatment and United States federal tax structure. The foregoing clause (ix) is intended to cause the transaction contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provisions) of the United States Treasury Regulations issued under the Code and shall be construed in a manner consistent with such purpose. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this
Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.      SUBSTITUTION OF PURCHASER.

         Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in
Section 6. Upon receipt of such notice, wherever the word "Purchaser" is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "Purchaser" is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

22.      MISCELLANEOUS.

         22.1.    SUCCESSORS AND ASSIGNS.

         All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

         22.2.    PAYMENTS DUE ON NON-BUSINESS DAYS.

         Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount, Modified Make-Whole Amount or Breakage Cost Indemnity or, subject to Section 8.10(b)(iii) and the definition of "Interest Period", interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

         22.3.    SEVERABILITY.

         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

         22.4.    CONSTRUCTION.

         Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         22.5.    COMPROMISES AND ARRANGEMENTS.

         Notwithstanding anything contained in the certificate of incorporation or other charter documents of the Company or any of its Subsidiaries, the Company acknowledges and agrees that no holder of Notes is waiving any of its rights and remedies under this Agreement, including, without limitation, the right to file a bankruptcy petition or petitions under the Bankruptcy Code (11 U.S.C. Section 101 et seq.) or the right to take advantage of any other bankruptcy or insolvency law of any jurisdiction, and the right to settle its claims in such fashion as it shall determine, regardless of the settlement or other arrangements that may be made with the Company or any Subsidiary by any stockholder or other creditor.

         22.6.    COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         22.7.    GOVERNING LAW.

         THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

   [Remainder of Page Intentionally Left Blank; Next Page is Signature Page.]

                                    * * * * *

         If each Purchaser is in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between the Purchasers and the Company.

                                            Very truly yours,

                                            ADVO, INC.

                                            By: /s/ Christopher T. Hutter
                                                --------------------------------
                                            Name: Christopher T. Hutter
                                            Title: Vice President and Treasurer

                                            The foregoing is hereby agreed to as
                                            of the date thereof.

                                            METROPOLITAN LIFE INSURANCE COMPANY

                                            By: /s/ Timothy L. Powell
                                                --------------------------------
                                            Name: Timothy L. Powell
                                            Title: Director

                                            JOHN HANCOCK LIFE INSURANCE COMPANY

                                            By /s/ Kathleen E. McDonough
                                               ---------------------------------
                                            Name: Kathleen E. McDonough
                                            Title: Managing Director

                                            MARITIME LIFE ASSURANCE COMPANY
                                            By: John Hancock Life Insurance
                                                Company, as Investment Manager

                                                By /s/ Kathleen E. McDonough
                                                   -----------------------------
                                                Name: Kathleen E. McDonough
                                                Title: Managing Director

                                            PRINCIPAL LIFE INSURANCE COMPANY

                                            By: Principal Global Investors, LLC
                                                a Delaware limited liability
                                                company, its authorized
                                                signatory

                                                By: /s/ Jon C. Heiny
                                                    ----------------------------
                                                Name: Jon C. Heiny
                                                Title: Counsel

                                                By: /s/ Patrick C. Fraizer
                                                    ----------------------------
                                                Name: Patrick C. Fraizer
                                                Title: Counsel

                                            Mellon Bank, N.A., solely in its
                                            capacity as Custodian for Aviva
                                            Life-Principal Glob Priv General
                                            Account Deferred TSA (as directed by
                                            the Principal Global Investors,
                                            LLC), and not in its individual
                                            capacity (MAC & CO) - Nominee Name

                                            By: /s/ Carole Bruno
                                                --------------------------------
                                            Name: Carole Bruno
                                            Title: Authorized Signatory

The decision to participate in the investment, any representations made herein by the participant, and any actions taken hereunder by the participant has/have been made solely at the direction of the investment fiduciary who has sole investment discretion with respect to this investment.

                                        THE NORTHWESTERN MUTUAL LIFE
                                        INSURANCE COMPANY

                                        By: /s/ Mark E. Kishler
                                            ------------------------------------
                                        Name: Mark E. Kishler
                                        Title: Its Authorized Representative

                                        THE NORTHWESTERN MUTUAL LIFE
                                        INSURANCE COMPANY For its Group
                                        Annuity Separate Account

                                        By: /s/ Mark E. Kishler
                                            ------------------------------------
                                        Name: Mark E. Kishler
                                        Title: Its Authorized Representative

                                            NEW YORK LIFE INSURANCE COMPANY

                                            By: /s/ Trinh Nguyen
                                                --------------------------------
                                            Name: Trinh Nguyen
                                            Title: Assistant Vice President

                                            NEW YORK LIFE INSURANCE AND ANNUITY
                                            CORPORATION
                                            By: New York Life Investment
                                                Management LLC, Its Investment
                                                Manager

                                                By: /s/ Trinh Nguyen
                                                    ----------------------------
                                                Name: Trinh Nguyen
                                                Title: Vice President

                                            MASSACHUSETTS MUTUAL LIFE INSURANCE
                                            COMPANY
                                            By: David L. Babson & Company Inc.,
                                                as Investment Advisor

                                                By: /s/ Elisabeth A. Perenick
                                                    ----------------------------
                                                Name: Elisabeth A. Perenick
                                                Title: Managing Director

                                            C.M. LIFE INSURANCE COMPANY
                                            By: David L. Babson & Company Inc.,
                                                as Investment Sub-Advisor

                                                By: /s/ Elisabeth A. Perenick
                                                    ----------------------------
                                                Name: Elisabeth A. Perenick
                                                Title: Managing Director

                                            MASSMUTUAL ASIA LIMITED
                                            By: David L. Babson & Company Inc.,
                                                Its Investment Advisor

                                                By: /s/ Elisabeth A. Perenick
                                                    ----------------------------
                                                Name: Elisabeth A. Perenick
                                                Title: Managing Director

                                            PACIFIC LIFE INSURANCE COMPANY
                                            (Nominee: Mac & Co.)

                                            By: /s/ Lori Johnstone
                                                --------------------------------
                                            Name: Lori Johnstone
                                            Title: Assistant Vice President

                                            By: /s/ David C. Patch
                                                --------------------------------
                                            Name: David C. Patch
                                            Title: Assistant Secretary

                                            THE TRAVELERS INSURANCE COMPANY

                                            By: /s/ William M. Gardner
                                                --------------------------------
                                            Name: William M. Gardner
                                            Title: Investment Officer

                                            THE TRAVELERS LIFE AND ANNUITY
                                            COMPANY

                                            By: /s/ William M. Gardner
                                                --------------------------------
                                            Name: William M. Gardner
                                            Title: Investment Officer

                                            PRIMERICA LIFE INSURANCE COMPANY

                                            By: /s/ William M. Gardner
                                                --------------------------------
                                            Name: William M. Gardner
                                            Title: Investment Officer

                                           FORT DEARBORN LIFE INSURANCE COMPANY
                                           By: Advantus Capital Management, Inc.

                                               By: /s/ John Leiviska
                                                   -----------------------------
                                               Name: John Leiviska
                                               Title: Vice President

                                           MTL INSURANCE COMPANY
                                           By: Advantus Capital Management, Inc.

                                               By: /s/ John Leiviska
                                                   -----------------------------
                                               Name: John Leiviska
                                               Title: Vice President

                                           GREAT WESTERN INSURANCE COMPANY
                                           By: Advantus Capital Management, Inc.

                                               By: /s/ John Leiviska
                                                   -----------------------------
                                               Name: John Leiviska
                                               Title: Vice President

                                       PHOENIX LIFE INSURANCE COMPANY

                                       By: /s/ Christopher M. Wilkos
                                           --------------------------------
                                       Name: Christopher M. Wilkos
                                       Title: Senior Vice President
                                              Corporate Portfolio Management

                                            AMERICAN FAMILY LIFE INSURANCE
                                            COMPANY

                                            By: /s/ Philip Hannifan
                                                --------------------------------
                                            Name: Phillip Hannifan
                                            Title: Investment Director